Exhibit 3.2

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF THE

FIG GAME SHARES – PSY2

SERIES OF PREFERRED STOCK OF

FIG PUBLISHING, INC.

August [   ], 2016

FIG PUBLISHING, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution pertaining to its Fig Game Shares – PSY2 series of preferred stock of the Company, par value of $0.0001 per share (the “PSY2 Game Shares” or the “Preferred Stock”), was adopted by the board of directors of the Company (the “Board”) by unanimous written consent of the Board as required by Section 151 of the General Corporation Law of the State of Delaware. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Second Amended and Restated Certificate of Incorporation (the “Amended Certificate”) or, if not defined therein, in the offering circular for the sale of the Preferred Stock as filed with the U.S. Securities and Exchange Commission in August 2016 (the “Offering Circular”).

WHEREAS, the Board previously adopted a resolution authorizing the creation and issuance of a series of preferred stock of the Company designated as “Grasslands Game Shares”, and the Certificate of Designations of the Grasslands Game Shares was filed with the Secretary of State of the State of Delaware on December 17, 2015; and

WHEREAS, no preferred stock of the Company designated as “Grasslands Game Shares” have been issued by the Company;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board and the provisions of the Amended Certificate, the Certificate of Designations of the Grasslands Game Shares is hereby amended and restated in its entirety and that the designation and number of shares thereof and the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof, as amended and restated, are as follows:

DESIGNATION:	Fig Game Shares – PSY2.

AUTHORIZED SHARES:	6,000 shares.

PSY2 GAME SHARES ASSET:	(i) all assets, liabilities and businesses of the Company to the extent attributed to the co-publishing rights held by the Company under the publishing license agreement, dated as of August 5, 2016, between the Company and Double Fine Productions, Inc., (the “License Agreement”) in connection with the development of the game, “Psychonauts 2” (the “Game”), as amended from time to time; (ii) all assets, liabilities and businesses acquired or assumed by the Company for the account of such co-publishing rights, or contributed, allocated or transferred to the Company in connection with such co-publishing rights (including the net proceeds of any issuances, sales or incurrences in connection with such co-publishing rights, or indebtedness of the Company incurred in connection with such co-publishing rights), after the date hereof and as determined by the Board of Directors; and (iii) the proceeds of any disposition of any of the foregoing.

VOTING POWERS:	No voting powers.

DIVIDEND:

The series PSY2 Game Shares is designed to reflect the economic performance of the License Agreement in respect of the Game. Provided the Game is successfully developed, holders of PSY2 Game Shares will be entitled to receive dividends based on the sales receipts the Company receives from sales of the Game pursuant to the dividend policy of the Company disclosed in the Offering Circular (which policy provides for, among other things, the deduction of expenses and other possible reductions, and the declaration of such dividends by the Board in its discretion). Holders of PSY2 Game Shares do not possess a right to receive a minimum dividend payment amount.

CANCELLATION BY THE COMPANY:

The Board may at any time following the seven-year anniversary of the delivery date of the Game resolve to cancel the series of PSY2 Game Shares, if at such time the average quarterly gross sales receipts in respect of sales of the Game received by the Company over the four immediately preceding, completed fiscal quarters is less than $25,000 per quarter. Upon cancellation, all rights of the holders of PSY2 Game Shares will cease and such holders will no longer be entitled to dividends or any other economic or other benefit on such shares.

The Board, in its discretion, may also cancel the series of PSY2 Game Shares in the event of a Disposition Event (as defined in the Amended Certificate) in which all or substantially all of the PSY2 Game Shares Asset is disposed of, as described in “Dividend or Redemption upon Disposition of PSY2 Game Shares Asset”.

DIVIDEND OR REDEMPTION UPON DISPOSITION OF PSY2 GAME SHARES ASSET:

In the event of a Disposition Event (as defined in the Amended Certificate), in which the PSY2 Game Shares Asset is disposed of, on or prior to the 120th day following the consummation of such Disposition Event, the Board, in its discretion, may, but is not required to:

(i)     declare and pay a dividend in cash, securities (other than shares of the series of PSY2 Game Shares) or other assets of the Company, or any combination thereof, to the holders of shares of the series of PSY2 Game Shares, with an aggregate Fair Value (as defined in the Amended Certificate) equal to the Allocable Net Proceeds (as defined in the Amended Certificate) of such Disposition Event as of the Determination Date (as defined in the Amended Certificate), such dividend to be paid on all shares of PSY2 Game Shares outstanding as of the Determination Date on an equal per share basis; and thereafter, in its discretion, cancel the series of PSY2 Game Shares if permitted under the terms described under “Cancellation by the Company”; or

(ii)     if such Disposition Event involves all (and not merely substantially all) of the PSY2 Game Shares Asset, redeem all outstanding PSY2 Game Shares for cash, securities (other than shares of the series of PSY2 Game Shares) or other assets of the Company, or any combination thereof, with an aggregate Fair Value equal to the Allocable Net Proceeds of such Disposition Event as of the Determination Date, such aggregate amount to be allocated among all PSY2 Game Shares outstanding as of the Determination Date on an equal per share basis; or

(iii)     combine all or any portions of (i) or (ii) above on a pro rata basis among all holders of PSY2 Game Shares.

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LIQUIDATION:

In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of PYS2 Game Shares outstanding shall be entitled to receive (x) all dividends and other distributions declared on such series by the Board but not yet paid, plus (y) an amount equal to the value of the total assets of the PYS2 Game Shares Asset less the total liabilities of such PSY2 Game Shares Asset, in each case ratably in proportion to the number of PSY2 Game Shares held by them; but in such event such holders shall not be entitled to any additional amounts.

TRANSFER RESTRICTIONS:	No holder of PSY2 Game Shares shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its sole discretion, each such document being in form and substance satisfactory to the Company in its sole discretion.

RESOLVED FURTHER, that such Preferred Stock shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Amended Certificate.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designations of the PSY2 Game Shares to be executed by its Chief Executive Officer as of the date first set forth above.

FIG PUBLISHING, INC.

By:
Name:	Justin Bailey
Title:	Chief Executive Officer

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